Chico's FAS, Inc.	CHS	Q2 2020 Earnings Call	Aug. 26, 2020
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

David M. Oliver – Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.
Molly Langenstein – Chief Executive Officer, President & Director, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Janine Stichter – Analyst, Jefferies LLC
Marni Shapiro – Managing Partner, The Retail Tracker
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC
Janet J. Kloppenburg – Analyst, JJK Research

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to Chico’s FAS second quarter 2020 conference call and webcast. All participants will be in listen-only mode. Please note this call is being recorded.

I would now like to turn the conference over to David Oliver, Interim Chief Financial Officer and Senior Vice President - Controller. Mr. Oliver, please go ahead.

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.

Good morning. And Welcome to the Chico’s FAS second quarter 2020 conference call and webcast. Molly Langenstein, our CEO and President, also joins me today. Our second quarter release can be found on our website at www.chicosfas.com under Press Releases on the Investor Relations page.

Today’s comments will include forward-looking statements regarding our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements.

Important factors that could cause actual results or events to differ materially from those projected are implied by our forward-looking statements are included in our earnings release issued this morning, in our SEC filings and in the comments made on this call. We disclaim any obligations to update or revise any information discussed on this call, except as may be otherwise required by law.

And with that, I will turn the call over to Molly.

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Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.

Thank you, David, and good morning, everyone. We have had a tough quarter as stores were effectively closed the same amount of time in Q2 as Q1. However, our results for Q2 are much stronger because of our ability to stay focused on our turnaround plan started in fiscal 2019. We’re very optimistic about our future and are energized for growth despite the current headwinds. In the fourth quarter of last year we proved that we could drive our best sales performance in six years, an outstanding 9.2% comparable sales improvement from what we posted in Q1 of fiscal 2019.

Based on customer acceptance of our new product we have confidence in our strategy to return to the trajectory started in the first quarter. We’re taking advantage of this unprecedented period to be flexible and to stay laser focused. We have streamlined the organization, reduced expenses, reengineered our supply chain and accelerated technology initiatives.

We’re fortunate to have three distinctive brands with loyal customers and unique growth opportunities, a very robust digital business, a strong store portfolio, a solid financial position and a nimble talented organization. Our business plan is based on delivering improved quarter-over-quarter performance. In the second quarter we substantially enhanced our financial performance from the first quarter. Digital and store sales combined improved by 9.2% in Q2 over Q1 despite stores effectively being closed the same number of weeks in second quarter as in the first.

Our gross margin rate rose more than 1,800 basis points. SG&A expenses decreased by $22.9 million or 18%. Our cash and cash equivalents increased by $7 million and our inventory levels were reduced by nearly 14%. We’re taking actions to continue to capture market share and emerge an even stronger company.

We’re applying the same disciplines that drove last year’s fourth quarter performance and using this opportunity as a catalyst. We have better aligned our inventory and assortment to demand. We have streamlined our organizational structure reducing staffing by 30% and year to date SG&A expense by 33% compared to last year.

We reengineered our supply chain and we’ve continued to rationalize our store base and reduced occupancy costs and accelerated investments in innovation and technology. David and I will offer additional color on many of these actions.

Let’s start with digital. Digital sales have grown month-over-month and quarter-over-quarter. We had substantial learnings when our business became 100% digital for 13 weeks. We took these learnings into the second quarter, and the digital channel has not moderated since the stores have reopened. And we have new expertise with proven track record in driving digital businesses.

For the second quarter year-over-year digital customer account grew nearly 55% and conversion was up 100 basis points. And year-over-year total company second quarter digital sales grew substantially, with our apparel brands growing by double digit and Soma leading the way with digital sales up over 70%.

On the store front in early May, we initiated our multi-phased reopening plan for all of our boutiques. Our opening cadence was slower than planned and 96% of boutiques were reopened by quarter end, albeit with limited hours and customer capacity limitations. So essentially, our boutiques were effectively closed for about the same amount of time in Q2 as in Q1, about half of each quarter.

In the aggregate, boutiques opened in the quarter generated sales at about 53% of last year’s levels. July was the one month where nearly all our boutiques were open. This was slightly ahead of our expectations and above the initial levels experienced in May. Our data shows sales trends inversely correlate to COVID case trends. Sales improved where COVID cases declined. As customer sentiment improved, so do traffic and revenues. Customers are responding to our product as demonstrated by our 30%-plus increase in conversion at the store level compared to the second quarter last year.

Regarding our inventory, I am pleased how swiftly our team continues to pivot our assortments and manage inventory. After inventory write-downs in the first and second quarters, we ended the second quarter with inventories down nearly 14% and with current seasonally right product.

Due to our diligence we entered the second quarter with a streamlined organizational structure and significantly reduced expense base aligned to the needs of the business. This fiscal year we expect to generate approximately $245 million, or about 24% in expense savings to plan, before rent. We are committed to retaining at least half of this year’s savings into next year, driving leverage.

Communication is key during this challenging time and we continue to have biweekly calls with our leadership team and monthly calls with the entire organization to keep our associates engaged, informed and connected. We have made the decision for our corporate team to continue to work remotely through the end of the calendar year.

Regarding our supply chain, COVID was a catalyst to quickly reengineer our supply chain, shipments from agents and third-party suppliers will be cut almost in half this year, and we expect additional reductions next year.

In regards to our landlord, suppliers and vendors, we are continuing to partner with our suppliers, vendors and especially our landlords to reduce operating costs. We have engaged a top-tier real estate consultant A&G Real Estate Partners to assist in this arduous process. And our landlords are stepping up with rent relief. We know that there will be some store shrink in the coming year as we are holding our stores to a higher profitability standard, either through increased sales per square foot or lower rent.

We remain focused on our key initiatives started in our 2019 turnaround, and we’re continuing to make tremendous progress on elevating our products and being customer focused. Let me give you a few updates.

First on our product elevation and being a design-driven organization. At Soma, as we continue to focus on innovating and developing the most incredibly soft and amazing fabrics and products that offer our customers the beautiful solutions, effortless style and comfort that she expects and deserves. The focus on innovation and franchise dominance produced another terrific quarter for Soma, with strong sales in all proprietary intimate, loungewear and sleepwear categories. Wireless and comfort products were strong for the quarter. We were especially honored that Good Housekeeping named Enbliss their choice for the Best Overall Bralette.

Soma posted a positive comp for the month of July, with stores operating with reduced hours and limited customer capacity. Our accelerating investments, recent results and current momentum give us confidence that we will continue to catapult the Soma brand and take market share.

At Chico’s and White House Black Market, our merchandising and design teams pivoted to quickly meet the need for casual, versatile apparel as many of our customers continue living and working from home and her lifestyle needs have evolved.

Our new fabrication in washable knit jerseys resonated with customers at White House Black Market. And Chico’s enhancement to the Zenergy active franchise and newness in the casual assortment performed well for the quarter.

Being customer focused and led we’re continually optimizing all touch points throughout the customer journey by simplifying, digitizing and elevating our unique and personalized service allowing her to shop whenever, wherever and however she prefers.

Our innovative proprietary technology is an integral part of and complements our great personalized service and we have accelerated implementation of digital personalization tools to help us reach customers in new and creative ways.

Style Connect, our online styling service continues to be a differentiator for us allowing our customers to connect digitally with her personal style expert to best link customers and product suited to her. Year-over-year Style Connect sales grew over 50% for the quarter.

We’re also so excited about our second quarter soft launch of the personal closet feature, an online personalized functionality that enables customers to shop digitally to augment their closets coordinating with their past purchases. Since launch, the conversion rate for this new feature has been remarkable exceeding 6 times conversion rate versus the site average. This unique program is a truly competitive advantage, and based on early results we accelerated the formal launch which was planned for next year into this year’s third quarter.

We’re continually enhancing our customers’ shopping experience through digital site improvements. This month we added Shop the Look which is also available on Style Connect. These tools are generating increased engagement and units per transaction.

The customers shopping behavior has changed and we have quickly pivoted our business to ensure that she can always be connected with our style experts in new personalized, simplified and innovative ways. These times have been a catalyst to think swiftly and differently as we put the customer in the center of our shopping journey.

Before I turn the call over to David to discuss financial performance, let me take a minute to talk about inclusion and diversity. We’re committed to an inclusive environment that celebrates our individuality, influences our culture and innovates the way we work.

Earlier this year we were so honored to be named one of the Best Employers for Diversity in 2020 by Forbes Magazine and to be included on the 2020 Corporate Equality Index published by the Human Rights Campaign for our corporate policies and practices related to the LGBTQ workplace equality and we are always striving to do more.

We’re continually building upon our existing diversity infrastructure and initiatives. We have an active inclusion and diversity council which is developing specific goal, initiative and measurement for key pillars of the business.

We want to build on our strength and take serious and thoughtful actions to combat racism, prejudice and discrimination from our company and from the communities we serve, this is important to all of us and we’ll keep you updated on our progress.

David?

David M. Oliver, Interim Chief Financial Officer & Senior Vice President Finance-Controller, Chico’s FAS, Inc.

Thanks, Molly. We entered fiscal 2020 on solid financial footing and continue to maintain a healthy liquidity position. We ended the second quarter with $125 million of cash and cash equivalents, up $7 million from end of the first quarter and we have navigated the second quarter without making additional draws on our credit facility.

We have taken steps to align our cost structure with revenues, preserve cash and increase liquidity including aggressively reducing SG&A expenses, partnering with landlords, suppliers and vendors to lower operating costs and extend payment terms, reducing merchandise receipts and lowering planned capital expenditures. We also temporarily suspended rent payments for our stores during the COVID-19 store closure period, and have made reduced or negotiated rent payments as stores have reopened. We are about 55% through the initiative with A&G to restructure our lease portfolio and have already achieved rent abatements for fiscal 2020 that aggregate to a meaningful eight figures in savings and we’re in active discussions with our landlords to find a mutually acceptable path forward for the remaining occasions.

Focusing on real estate, during the quarter we permanently closed 19 stores bringing our year-to-date closings to 28. We ended the second quarter with 1,313 boutiques across North America. For the remainder of the year, consistent with our plan we anticipate permanent closing additional 25 to 50 stores. We’re in the process of thoroughly reviewing our portfolio and reevaluating each location’s forecasted profitability and strategic value, which may lead to accelerating some closures or postponing or canceling certain closures based on the favorable rent concessions. We have additional flexibility because on average our remaining lease terms are relatively short. As Molly noted, we are holding our stores to higher profitability standards either through increase sales per square foot or lower rents.

Turning to financial performance, recall that overall our stores were effectively closed the same number of weeks in the second quarter as the first. So the quarter started slowly and gained momentum as stores reopened. Digital traffic and sales achieved a meaningful year-over-year growth and this positive digital performance helped offset part of the lost sales from the closed stores. Second quarter net sales totaled $306.2 million, up 9.2% from the first quarter, reflecting the continued benefit of strong digital performance in store reopenings.

Compared to the second quarter last year, sales declined 40%. This year-over-year sales decrease reflects disruptions related to pandemic, including the continuation of temporary store closures, limited hours when stores reopened, and 74 net permanent store closures since last year’s second quarter. Productivity at the stores opened in the second quarter was approximately 53% of the prior year operating with reduced hours, staffing and customer capacity.

For the second quarter, we reported net loss of $46.8 million, or $0.40 per diluted share, primarily reflecting the impact of lost sales during the COVID store closure period. Our loss in the second quarter also included an after-tax inventory write-off of $8 million or $0.07 per share.

Gross margin in the second quarter was 14.6% of net sales, more than 1,800 basis point improvement to Q1. The year-over-year decline in gross margin rate primarily reflects sales deleverage of occupancy cost and the inventory write-off just mentioned. The inventory write-off addressed excess work wear and special occasion apparel as well as current inventory in stores that became trapped due to slower than planned cadence of store reopenings.

We exited the quarter with total inventory of $236 million, a 14% decrease compared to the first quarter. Ending second quarter was somewhat elevated due to the timing of the receipts of product held for liquidation. We believe with our planned inventory receipts we are entering the back half of the year with inventories that are current, appropriately balanced and in line with future demand.

SG&A expenses for the second quarter were down nearly $64 million compared to last year’s second quarter, primarily due to the aggressive reductions taken to align our cost structure with current and future expectations. The $64 million represents a 37% decline in SG&A when compared to the second quarter last year, and an 18% reduction from the first quarter of this year.

For the second quarter, the effective income tax rate was 25.7% reflecting benefits provided by the CARES Act, net of a valuation allowance for certain state credit carryforwards that are expected to expire unutilized. Under provisions of the CARES Act, we realized a $16.4 million cash benefit in the second quarter related to the recovery of previously paid federal income taxes and employer retention credits. Additionally, our balance sheet reflects an $83 million receivable related to the recovery of federal income taxes paid in prior years and other tax law changes. The company also expects to realize an $11 million benefit in fiscal 2020 related to the deferral of employer Social Security tax payments that will be repaid in future years.

Our cash flows in the first half of the year was impacted by the pandemic. In Q2, we continued to take aggressive actions to drive sales and monetize inventory, reduce expenses and manage cash flows. Our financial position and liquidity are being bolstered by strong digital performance across all brands, sales at opened retail stores, and a leaner expense structure to better align cost with sales. We believe the actions we have taken, combined with our solid financial position, availability under our credit facility, and our competitively positioned brands will enable us to successfully navigate the pandemic and emerge a stronger company.

Uncertainty surrounding the current environment continues to make our future performance extremely difficult to predict, so we’re unable to provide forward-looking guidance.

I’ll now turn the call back over to the operator for Q&A.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time we will be happy to take your questions [Operator Instructions] Today’s first question comes from Susan Anderson with B. Riley. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my question. I was wondering if you could just talk about how much of the product you’ve been able to shift to more casual or comfort versus wear-to-work or fashion for the back half. And then also, David, maybe if you could talk about what you’re expecting for free cash flow for the back half in the year? Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Good morning, Susan. Thank you so much for the question.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Good morning.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Nice to hear from you. So, in regards to the product shifts for the back half, in March we were finalizing our fall orders and we were in middle of development for Q4. So 100% of Q4 is influenced with the new behavior of customers and we were able to make significant pivot, and the go forward looking assortments in Q3 and make the necessary cancellation on occasion wear and work wear that was needed based upon what we knew at the time. So we feel confident we have made significant product shifts in the back half that reflects the customers demand. In addition, we already had, in Q4, laid out significant changes in casual and cozy and comfort across all three brands that have served us well in addition to these pivot changes.

David?

<A – David Oliver – Chico’s FAS, Inc.>: Yes. With respect to cash flow in the back half of the year we are not providing forward-looking comments or guidance in that regard, but the good news is we expect our stores to be open absent any hotspots that might develop and so we’re going to have a bit of incremental sales improving our cash flow. We’ve also put in place our $245 million in expense savings to plan, and we’re going to see that cascade across the back half of the year delivering some benefit. So we’re definitely looking for improved cash flow versus the first half but we have to run the numbers.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s helpful. Thank you so much. Good luck in the back half.

Operator: And our next question today comes from Janine Stichter with Jefferies. Please go ahead.

<Q – Janine Stichter – Jefferies LLC>: Hi, good morning. Wanted to ask a little bit more about digital. I think you said digital accelerated month over month, can you provide some more color there on the cadence and then what you’re seeing in the 3Q. And then also interested in just some of the learnings that you mentioned stores you had closed in the first quarter, some of the changes you made to digital to help accelerate that business? Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Good morning, Janine. I will start with digital. Yes, when we closed our stores in March and we had a 13-week period where we were digital-only. We learned a lot during that period that we applied to the back half of the year including accelerating a lot of our digital initiatives that we had in the glide path all the way through 2021. As stores opened in the second quarter we experienced across all three of our brands, month-over-month improvement in our digital business which we believe has been benefited by the investments that we’ve made in our technology, investments that we’ve made in our talent, and also the changes that we’ve done in the organizational structure to put more emphasis on our digital channel and focus.

And can I ask you to repeat the second half of the question, Janine?

<Q – Janine Stichter – Jefferies LLC>: Yeah. I was going to – I think you kind of answered that, I was just trying to understand some of the changes you made to the digital business after you had the stores closed in the first quarter. I guess just as a follow-up on the store performance, I am interested to hear a little bit more about what you’re seeing in terms of reopenings. I think the productivity at 53% is similar to where you were when you updated us at the – with first quarter results. So just curious if you are seeing the stores continue to build or are they kind of plateauing at around 50%?

<A – Molly Langenstein – Chico’s FAS, Inc.>: It really depends upon really the COVID cases. We’re finding that the sentiment of the customer shopping behavior is really following COVID. So in the month of June when some of that started to recede we saw our customer traffic improved, then in the month of July as you know some of the biggest states that we have stores in became five of the hotspots across the across the country and we saw retraction in those states. So we really see this rolling behavior sort of follow escalating COVID cases and – versus really a plateauing of stores. The other thing that we also see is a 10-point improvement in open lifestyle centers and strip center malls versus enclosed malls and that’s been pretty consistent for the quarter.

<Q – Janine Stichter – Jefferies LLC>: Okay. Thank you very much.

<A – Molly Langenstein – Chico’s FAS, Inc.>: You’re welcome.

Operator: And our next question today comes from Marni Shapiro with Retail Tracker. Please go ahead

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. How are you? Congratulations on making it through this in good shape. I have a couple of quick questions. Can you, Molly, just talk about your ability to have liquidated the older inventory and where the inventories are today as far as currency and where your inventories are planned for the back half of the year?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yeah. Good morning, Marni. And, so yes in terms of our inventories, as we stated in Q1 that we liquidated all of the fall and holiday prior inventories so we had just spring current goods as we walked in to the first quarter. What we didn’t know at that time is how long stores were going to be closed and the impact on people the way that they were living. And so in particular two categories, the special occasion dress wear categories, they are important for the summertime weddings and also the more career wear or goods that were challenging for us in the apparel brand in the second quarter which we have liquidated, and that was part of the write-down that we had for the second quarter. So we feel confident in our level of inventory that we have today and the go-forward inventory we have aligned with our sales projections by brand and by channel.

<Q – Marni Shapiro – The Retail Tracker>: Fantastic. And then can you just also give me a quick update on cost at the store level. You guys have very good COVID precautions, I guess, in place and so is it – is it an extra cost or is this being offset by lower payroll at the stores? Just curious how that works out.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Right now because of the limitations on capacity that is different by state, we are managing the costs in stores, one, with lower payroll because we do not have our full part time staff back yet, they’re still on furlough. And so we’re managing – quite honestly, the team is doing an outstanding job of really scrutinizing expenses but putting the customers’ safety and our associates’ safety first to manage that experience which, as you know, is challenging.

<Q – Marni Shapiro – The Retail Tracker>: Thank you, Molly.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you.

Operator: [Operator Instructions] Today’s next question comes from Dana Telsey with Telsey Advisory Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Good morning, everyone. As you think about the upcoming holiday season, Molly, how are you planning holiday differently than prior years? How are you thinking about it both in terms of flow of merchandise and marketing?

And lastly on the digital channel, what are you seeing there in terms of supply chain, shipping costs, delivery expense and logistics, how is that changing? Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you and good morning, Dana. In regards to the digital channel for the back half of the year, we have surgically dissected last year’s customer and traffic data and overlaid that with current traffic and customer behavior to make sure that we build this year’s strategy in the back half. This detailed strategy by day utilizes our new seamless shopping experiences, including curbside pickup, shop-by-appointment and Style Connect and also our new digital features to be available for her whenever, wherever and how she wants to shop. As you know, retail is about detail so dissecting these details have been key in building our back half strategy between both channels.

In regards to an effort to potentially have higher shipping costs and delays in terms of timing for our customers and shifting our holiday efforts earlier this year, trying to capture more sales earlier, this will help us reduce the amount of orders that we have and offer free shipping upgrades for which is a larger driver of shipping expense. So we are looking at the calendar and meticulously dissecting the calendar by day to make sure that we’ve offset each one of the channels so that we have the expenses built into the structure.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Got it. And then lastly on the rent concessions and rent renegotiations that are occurring, how much of a lowered occupancy expense can you foresee having going forward?

<A – David Oliver – Chico’s FAS, Inc.>: Well, the occupancy expense going forward will also depend on the amount that we realize. As we indicated, our savings are roughly – or we said eight figures at this time, we’re only about 55% through that initiative. What we’re going to get in fiscal 2020 is the cash benefit. The earnings benefit will be over the remaining lease term from an accounting perspective, we’ll take that and have to amortize it. And so you’re not going to see that immediately but you’re going to see the cash inflow when you look at the cash flow statement.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Got it. Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thanks, Dana.

Operator: And our next question today comes from Janet Kloppenburg with JJK Research please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Hi, everybody. I got on a little bit late, but I was wondering how you could – if you could talk about your inventory content by brand, and if you think that it’ll be aligned with current category trends as we move into the back half, and if we should report to move higher year-over-year. Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Good morning, Janet, and thank you for joining.

<Q – Janet Kloppenburg – JJK Research>: Hi. Of course.

<A – Molly Langenstein – Chico’s FAS, Inc.>: We are confident in our inventory positions and we feel that we are well positioned for the expected back half demand. We’re fueling the high demand categories in casual and we are also fueling Soma to capitalize on the trend within the intimate apparel and loungewear space. So the good thing is that during this whole closure period, we did not miss the product milestones, so we were able to pivot the back half receipts to reflect the current customer sentiment.

<Q – Janet Kloppenburg – JJK Research>: Even at White House where there is more of a wear-to-work focus?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes. Janet, I welcome you to go on to the site and look at the assortment.

<Q – Janet Kloppenburg – JJK Research>: No, I do – I look at it quite – I look at it often and I see what you’re doing, but I’m not the customer right now, so – and I’m in my sweatpants every day, so give me an idea what you’re seeing.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yeah. We pivoted – part of the changes that we made last Q4 were really not thinking about the White House brand, so singularly career and casual that we blended the two lifestyles and put a lot of new fabrications in place I attribute this to the new talent that we brought to the organization and the leadership team brought a lot of new washable knit, elastic waist and really products that has these that can take you all kinds of different occasions. And that’s what you’re seeing on the site in addition to really growing the denim categories and that the t-shirt categories. So you’re seeing that reflected today in our assortments and that was due to all of the changes we started in Q4 that have just continued this year.

<Q – Janet Kloppenburg – JJK Research>: And how is the customer caution around entering the store right now, I know digital is leading your business but what’s your outlook there as we go forward?

<A – Molly Langenstein – Chico’s FAS, Inc.>: The customer sentiment has – since May has really not changed, she is anxious to get in stores and to get back to speaking with her trusted associates and we see that across the board. However, we do see in our data that the customer follows COVID. So as cases have escalated and spike in hotspots, the traffic does recede and so that is something that we pay close attention to.

<Q – Janet Kloppenburg – JJK Research>: Are you seeing improvements then in the states where the spikes are moderating now?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes, yes.

<Q – Janet Kloppenburg – JJK Research>: Okay.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Yes.

<Q – Janet Kloppenburg – JJK Research>: Okay. Lastly, could you comment on the promotional environment and what kind of pressure you are seeing there?

<A – Molly Langenstein – Chico’s FAS, Inc.>: The promotional environment for the back half of the year, we are planning flat to slightly down to last year. We believe that our inventory positions are in the right place and experiencing no additional shutdowns for the future, we believe we’re in a great inventory position for the back half.

<Q – Janet Kloppenburg – JJK Research>: Great. Just wanted to say congratulations on the progress. Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Janet.

Operator: And ladies and gentlemen, this concludes our question-and-answer session. I would like to turn the conference back over to Molly Langenstein for any final remarks.

Molly Langenstein, Chief Executive Officer, President & Director, Chico’s FAS, Inc.

Great. I would like to thank our associates for their flexibility, understanding and dedication to our customers, our communities and to each other, especially as we navigate through this challenging time. I am extremely privileged to lead this company, our products and customer-obsessed associates and the special brands that offer women thoughtful solutions that give them confidence and joy.

We are fortunate to have three distinctive brands with loyal customers and unique growth opportunities, the robust ecommerce business, a strong real estate portfolio, a solid balance sheet and financial position and a talented, experienced team as an agile organization. Our company is successfully navigating the challenges and becoming stronger and nimbler. We have taken many actions to propel us forward. The continued enthusiasm of our customers for our brands, the financial foundation we have in place and our significant cost saving measures have positioned us to emerge a stronger company.

I am so excited about the future of Chico’s FAS. Thank you for the interest in our company and for joining us today. We look forward to speaking with you again in November for our third quarter call.

Operator: Thank you, ma’am. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

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